SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[x]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                CoreComm Limited
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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              pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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[ ]      Fee paid previously with preliminary materials.

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CoreComm Limited ("CoreComm") may be deemed to be a participant in the solicitation of proxies in respect of the business combination transaction contemplated by the Recapitalization Agreement and Plan of Merger, dated as of March 9, 2000, by and among ATX Telecommunications Services, Inc., Thomas Gravina, Debra Buruchian, Michael Karp and The Florence Karp Trust and CoreComm.

The participants in this solicitation may include the directors of CoreComm (George S. Blumenthal (Chairman), Sidney R. Knafel, J. Barclay Knapp, Ted H. McCourtney, Del Mintz, Alan J. Patricof and Warren Potash) and the following officers of CoreComm: J. Barclay Knapp (President, Chief Executive Officer and Chief Financial Officer), Patty J. Flynt (Senior Vice President -- Chief Operating Officer), Richard J. Lubasch (Senior Vice President -- General Counsel and Secretary) and Gregg Gorelick (Vice President -- Controller and Treasurer). In addition, CoreComm intends to retain D.F. King & Co., Inc. to assist CoreComm in solicitating proxies from stockholders in connection with the business combination transaction.

As of the date of this communication, the following officers and directors of CoreComm beneficially owned the following percentages of the common stock of
CoreComm: J. Barclay Knapp (5.99%), George S. Blumenthal (6.34%), Sidney R. Knafel (1.28%), Richard J. Lubasch (1.34%), Ted H. McCourtney (2.07%) and Del Mintz (4.18%). The other directors and officers of CoreComm beneficially owned in the aggregate less than 1% of the common stock of CoreComm.